EXHIBIT 2.2

LICENSE AGREEMENT

        This License Agreement (“Agreement”) is made and entered into this 24th day of September, 2002 (the “Effective Date”), by and between INFORMATION PRODUCTS LONGMONT, INC., a Colorado corporation, with offices at 9586 I-25 Frontage Road, Suite 100, Longmont, Colorado 80504 (“Information Products”), and APPLIED FILMS CORPORATION, a Colorado corporation, with offices at 9586 I-25 Frontage Road, Suite 200, Longmont, Colorado 80504 (“Applied Films”) (individually, a “Party”, collectively, the “Parties”).

RECITALS

        A. The Parties have entered into a separate Asset Purchase Agreement dated the date of this Agreement (“Purchase Agreement”). Capitalized terms used but not defined in this Agreement have the meaning given to them in the Purchase Agreement.

         B. In this Agreement Applied Films licenses the Licensed Rights to Information Products in accordance with Sections 1.5 and 6.1 of the Purchase Agreement.

         ACCORDINGLY, the Parties agree as follows:

        1. License Grant. Applied Films grants to Information Products a perpetual, world-wide, irrevocable, non-exclusive, right and license to make, have made, sell, offer for sale, import and otherwise exploit the subject matter of the Licensed Rights. Applied Films agrees that this license grants to Information Products the right to exploit the Licensed Rights on or in connection with all existing and future operations of Information Products, subject only to the limitations of Section 2.

         2. Limitation. The license of Section 1 does not grant any right or license to use the Licensed Rights in connection with the manufacture or modification of deposition equipment, except that Information Products shall be permitted under such license to exploit any non-patented Licensed Rights in connection with the manufacture or modification of such equipment for internal use by Information Products, its affiliates (including, but not limited to, Information Products, Inc., Donnelly Corporation or Magna International Inc.) ("Affiliates"), and their respective successors.

         3. Payments. The licenses granted in Section 1 shall be royalty-free.

        4. Sublicenses. Information Products may sublicense the rights granted under this Agreement without the consent of Applied Films, provided that for the period ending four (4) years after the Effective Date Information Products shall not such sublicense the rights under this Agreement to a third party that competes against Applied Films in the business of manufacturing deposition equipment.

         5. Representations, Warranties and Covenants.

        5.1 Legal Right. Each Party represents and warrants that it has the full legal right to enter into this Agreement, and to accept the obligations set forth in this Agreement.

         5.2 No Conflict. Applied Films represents and warrants that no assignment, sale, agreement, or encumbrance has been or will be made or entered into which would conflict with this Agreement.

         5.3 No Effect on Other Representations and Warranties. Nothing in this Agreement limits, modifies or otherwise affects, or will be deemed to limit, modify or otherwise affect, (a) the representations and warranties made by the Parties in the Purchase Agreement, including those representations and warranties made by Applied Films in Section 3.10 of the Purchase Agreement, (b) the enforceability of those representations and warranties, or (c) the Parties' right to rely on the representations and warranties.

         5.4 Non-Interference. Applied Films covenants and agrees that it will not assert against Information Products, its Affiliates or any of their respective successors any right, now owned or later acquired, that would interfere with the exercise of the license granted in this Agreement or with the exploitation of the Transferred Rights.

         5.5 No Admission. Nothing in this Agreement shall be construed as an admission or concession by Information Products as to the existence, validity or enforceability of any intellectual property rights of Applied Films used in or otherwise relating to the Business.

        6. Improvements. All improvements or other modifications to the Licensed Rights created, conceived or developed following the execution date of this Agreement (the “Improvements”) shall be owned solely and exclusively by the person or entity making the Improvement, and no right or license in such Improvements is granted to any other person or entity by this Agreement.

        7. Term and Termination.

        7.1 Term. The term of this Agreement shall begin on the Effective Date and remain in force perpetually, unless otherwise terminated under the provisions of this Agreement.

        7.2 Termination by Agreement. The Parties may terminate this Agreement at any time by mutual written agreement signed by a duly authorized representative of the applicable Party.

        8. Severability. The Parties believe that every provision of this Agreement is effective and valid under applicable law, and whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid. If any provision of this Agreement is held, in whole or in part, to be invalid, the remainder of such provision and this Agreement shall remain in full force and effect, with the offensive term or condition being stricken to the extent necessary to comply with any conflicting law.

        9. Waiver. No provision of this Agreement shall be waived by either Party unless such waiver is in a writing, signed by a duly authorized representative of the Party against whom such waiver is sought to be enforced. A waiver by either Party of any breach or failure to comply with any provision of this Agreement by the other Party shall not be construed as or constitute a continuing waiver of such provision or a waiver of any other breach of or failure to comply with any other provision of this Agreement.

        10. Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement. The provisions of this Agreement shall supersede all contemporaneous oral agreements, communications and understandings and all prior oral and written communications, agreements and understandings between the Parties with respect to the subject matter of this Agreement, except the Purchase Agreement. To the extent that this Agreement conflicts with the Purchase Agreement, the Purchase Agreement shall control.

        11. Assignability. This Agreement is fully assignable, in whole or in part, by either Party without consent, provided that for the period ending four (4) years after the Effective Date Information Products shall not assign this Agreement to a third party that competes against Applied Films in the business of manufacturing deposition equipment. Subject to the foregoing, this Agreement shall be binding upon and be for the benefit of the Parties and their successors and permitted assigns.

        12. Settlement of Disputes. Any controversy or claim arising out of or relating to this Agreement shall be settled by binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association. Any arbitration shall be conducted in Denver, Colorado. In the event of arbitration, the non-prevailing Party shall bear all related costs, including the prevailing Party’s reasonable attorneys’ fees. The Parties agree that a court of competent jurisdiction may render judgment on and enforce any arbitration award. Either Party may seek any interim or preliminary relief, necessary to protect its rights or property pending the completion of arbitration, in a court of competent jurisdiction. Any and all actions brought in court shall be filed and maintained in the Circuit Court of Denver County, Colorado or the federal district court for the District of Colorado. The Parties specifically consent and submit to the jurisdiction and venue of such state or federal court.

        13. Applicable Law. The terms and conditions of this Agreement shall be governed, construed, interpreted and enforced in accordance with the domestic laws of the State of Colorado, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado.

         14. Modification. This Agreement cannot be amended, altered or modified, unless done so in a writing, signed by a duly authorized representative of the Party against whom such modification is sought to be enforced.

        15. Notice. All notices and demands required or permitted by this Agreement shall be in writing. All notices, demands and payments required or permitted by this Agreement shall be deemed properly made (a) upon personal delivery to the relevant address set forth on the first page of this Agreement or such other relevant address as may be specified in writing by the relevant Party, or (b) three (3) business days after deposit in the United States mail, postage prepaid, registered or certified mail addressed to the relevant address set forth on the first page of this Agreement or such other relevant address as may be specified in writing by the relevant Party. Any notice or demand sent to Information Products must be simultaneously sent to Information Products, Inc., 414 East 40th Street, Holland, Michigan 49423, Attention: Chad D. Quist. Any notice or demand sent to Applied Films must be sent to the attention of Applied Films’ Chief Financial Officer with a copy to Varnum, Riddering, Schmidt & Howlett LLP, Attention: Harvey Koning, 333 Bridge Street, NW, Suite 1700, Grand Rapids, Michigan 49504. Proof of sending any notice, demand or payment shall be the responsibility of the sender.

        16. Counterparts. This Agreement may be executed in original or facsimile in one or more counterparts, each of which shall be deemed an original counterpart, and shall become a binding agreement when each Party shall have executed one counterpart and delivered it to the other Party.

        17. Construction. The word "including" is used in this Agreement in a non-exclusive sense and, unless otherwise expressly set forth, shall be interpreted as being illustrative and not limiting.

         18. Headings. The headings used herein have been used for the convenience of the Parties and are not to be used in construing this Agreement.

[Signatures appear on the following page.]

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        The Parties have caused this License Agreement to be executed and effective as of the Effective Date written above.

INFORMATION PRODUCTS LONGMONT, INC.	APPLIED FILMS CORPORATION

By:	/s/ Chad Quist Chad Quist Its: President	By:	/s/ Thomas T. Edman Thomas T. Edman President and CEO

[SIGNATURE PAGE TO LICENSE AGREEMENT]